UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

SPIRE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2016, Spire Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Eternal Sun USA, LLC (“Buyer”) pursuant to which Buyer agreed to acquire substantially all of the assets of the Company's Sun Simulator technology line (the “Sun Simulator Business”) and assume certain liabilities associated with such purchased assets as set forth in the Purchase Agreement (collectively, the “Transaction”). The Transaction was entered into in connection with the Company’s continuing restructuring efforts, pursuant to which the Company will focus on its retained turnkey manufacturing line business. The aggregate purchase price for the Sun Simulator Business was $1.5 million plus the assumed liabilities.

The Purchase Agreement also includes a five-year commitment of the Company not to compete with Buyer with respect to the Sun Simulator Business (provided, however, that the Company may from time to time sell certain simulator equipment as part of its retained business). The Purchase Agreement also contains customary representations and warranties, post-closing covenants and mutual indemnification obligations for, among other things, inaccuracy or breach of any representation or warranty in the Purchase Agreement and any breach or non-fulfillment of any covenant contained in the Purchase Agreement and related transaction agreements or certificates.

This summary description of the Purchase Agreement is qualified in its entirety by reference to the actual Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated January 11, 2016, by and between Spire Corporation and Eternal Sun USA, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2016	SPIRE CORPORATION

	By:	/s/ Rodger W. LaFavre
Rodger W. LaFavre
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated January 11, 2016, by and between Spire Corporation and Eternal Sun USA, LLC